Exhibit 23.1

Tel: +61 2 9251 4100 Fax: +61 2 9240 9821 www.bdo.com.au	Level 11, 1 Margaret St Sydney NSW 2000 Australia

Consent of Independent Registered Public Accounting Firm

Moko Social Media Limited
Sydney, Australia

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated 30 September, 2013 (except for the post balance sheet events discussed in Note 31 to the consolidated financial statements, as to which the date is 28 February, 2014), relating to the consolidated financial statements of Moko Social Media Limited, which is contained on pages F-3 to F-55 in the Registration Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO East Coast Partnership
Sydney, Australia

19 May, 2014

BDO East Coast Partnership ABN 83 236 985 726 is a member of a national association of independent entities which are all members of BDO (Australia) Ltd ABN 77 050 110 275, an Australian company limited by guarantee. BDO East Coast Partnership and BDO (Australia) Ltd are members of BDO International Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent member firms. Liability limited by a scheme approved under Professional Standards Legislation (other than for the acts or omissions of financial services licensees) in each State or Territory other than Tasmania.